Exhibit 99.1

Tucows Reports Financial Results for Fourth Quarter 2021

TORONTO, February 10, 2022 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the fourth quarter ended December 31, 2021. All figures are in U.S. dollars.

Note on the Financial Impact of Tucows’ Sale of Ting Mobile Customer Relationships and Transition to Mobile Services Enabler Platform:

As previously announced, effective August 1, 2020 most of Tucows’ mobile customers relationships were sold to DISH Networks (“DISH”) as part of Tucows’ transition of its mobile business to a Mobile Services Enabler (MSE) model from a Mobile Virtual Network Operator (MVNO) model, under which DISH became Tucows’ first MSE customer. Accordingly, the results of the Mobile Services segment for the full year 2021 reflect operations under the new MSE model for the entire year compared to the year ended 2020 being composed of approximately five months of operations under the new MSE model and approximately seven months of operations under Tucows’ previous MVNO model.

Under the terms of the earn out arrangement for the Ting customer base acquired by DISH, the income generated by the customer base acquired by DISH is recognized (net of expenses) as “Other Income” under the heading “Gain on Sale of Ting Customer Assets”. As a result, revenue and gross margin for the Mobile Services segment for the 2021 year were impacted by the significantly larger MVNO contribution 2020. Tucows will recognize platform fees for customers owned by DISH under the Ting brand as well as customers under other DISH brands that are added to Tucows’ MSE platform, as Mobile Platform Services revenue under the terms of the MSE Agreement signed with DISH. For more information, see Tucows’ Financial Statements and Management Discussion and Analysis for the third quarter of 2021.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended December 31				12 Months ended December 31
	2021 (Unaudited)	2020 (Unaudited)	% Change		2021 (Unaudited)	2020 (Unaudited)	% Change
Net revenues	82,476	70,784	16.5%		304,337	311,202	(2.2%	)
Gross Profit	24,577	17,428	41.0%		78,293	85,485	(8.4%	)
Gain on Sale of Ting Customer Assets, net[1]	4,263	6,522	(34.6%	)	20,030	7,612	163.1%
Net income	(1,967)	2,068	(195.1%	)	3,364	5,775	(41.7%	)
Basic earnings per common share	(0.18)	0.19	(194.1%	)	0.32	0.55	(42.1%	)
Adjusted EBITDA[1]	12,736	12,847	(0.9%	)	48,821	50,972	(4.2%	)
Net cash provided by operating activities	10,542	1,637	544.0%		29,637	36,081	(17.9%	)

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended December 31		3 Months ended December 31		3 Months ended December 31
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Fiber Internet Services:
Fiber Internet Services	8,577	5,049	5,771	3,130	(3,564)	(835)

Mobile Services:
Retail Mobile Services	2,523	1,806	753	821
Mobile Platform Services	5,542	188	5,393	132
Other Professional Services	4,473	1,959	2,692	256
Total Mobile Services	12,538	3,953	8,838	1,209	8,597	4,733

Domain Services:
Wholesale
Domain Services	47,137	47,463	10,516	10,312
Value Added Services	5,518	5,097	4,843	4,257
Total Wholesale	52,655	52,560	15,359	14,569

Retail	8,706	9,222	4,329	4,783
Total Domain Services	61,361	61,782	19,688	19,352	11,640	12,132
Network Expenses:
Network, other costs	n/a	n/a	(4,474)	(2,681)	n/a	n/a
Network, depreciation and amortization costs	n/a	n/a	(5,347)	(3,582)	n/a	n/a
Network, impairment	n/a	n/a	101	n/a	n/a	n/a
Total Network expenses	n/a	n/a	(9,720)	(6,263)	n/a	n/a

Total	82,476	70,784	24,577	17,428	n/a	n/a

“Tucows delivered another quarter of solid financial performance, highlighted by year-over-year increases in net revenue and gross profit of 17% and 41%, respectively, driven by growth in the Ting Fiber Internet customer base and the significantly higher contribution of our Mobile Services Enabler platform a year after its launch,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.“ Adjusted EBITDA decreased slightly by 0.9% year-over-year as we continued to invest in the Ting Fiber Internet opportunity, with the fourth quarter seeing another record for capital expenditure on our Fiber network.”

“The fourth quarter concluded a year of both solid financial results and strategic achievements across the Company. Tucows Domain Services posted a record year for both gross margin and adjusted EBITDA as that business reached a new, higher steady state level following the pandemic related growth of 2020. The first full year of our Mobile Services Enabler business, recently rebranded as our Communication Service Provider software platform, Wavelo, was very much in line with our expectations, as we focused on supporting the success of our first customer, DISH. 2021 also saw significant progress on the accelerated build of the Ting Fiber Internet network, with a 61% increase in capital expenditure, 48% increase in the number of serviceable addresses, and a more than 66% expansion of our subscriber base. All of this positions Tucows to continue to ramp investment of the consistent, strong cash flows generated by Tucows Domain Services and the Wavelo CSP Platform in the outsized Ting Fiber Internet opportunity.”

Financial Results

Net revenue for the fourth quarter of 2021 increased 17% to $82.5 million from $70.8 million for the fourth quarter of 2020. The increase was the result of growth in revenue from the Fiber Internet Services business and both the Mobile Platform Services and Other Professional Services components of the Mobile Services Enabler business.

Gross profit for the fourth quarter of 2021 increased 41% to $24.6 million from $17.4 million for the fourth quarter of 2020. The increase was driven by the same factors as net revenue.

Net loss for the fourth quarter of 2021 was $2.0 million, or a loss of $0.18 per share, compared with net income of $2.1 million, or $0.19 per share, for the fourth quarter of 2020 with the loss driven by a higher effective tax rate.

Adjusted EBITDA1 for the fourth quarter of 2021 decreased 0.9% to $12.7 million from $12.8 million for the fourth quarter of 2020. The modest decline in adjusted EBITDA1 reflects the continued investment in Fiber Internet Services.

Cash and cash equivalents at the end of the fourth quarter of 2021 were $9.1 million compared with $5.5 million at the end of the third quarter of 2021 and $8.3 million at the end of the fourth quarter of 2020.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are one-time in nature and not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles adjusted EBITDA to income before provision for income taxes (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Adjusted EBITDA	12,736	12,847	48,821	50,972
Depreciation of property and equipment	5,254	3,377	17,986	12,632
Impairment and loss on disposition of property and equipment	(100)	(17)	435	1,621
Amortization of intangible assets	2,756	2,644	10,007	11,420
Impairment of definite life intangible assets	-	-	-	1,431
Disposal of Ting Mobile customer assets	-	-	-	3,513
Interest expense, net	1,509	855	4,617	3,611
Accretion of contingent consideration	98	86	383	344
Stock-based compensation	1,235	1,054	4,592	3,718
Unrealized loss (gain) on change in fair value of forward contracts	-	(237)	606	(500)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	39	(19)	219	461
Acquisition and transition costs*	671	441	2,706	1,961

Income before provision for income taxes	1,274	4,663	7,270	10,760

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisitions Cedar in January 2020 and Simply Bits in November 2021 and disposition of certain Ting Mobile assets in August 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

At 6:00 p.m. ET today, Thursday February 10, management’s pre-recorded audio commentary (and transcript) discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials. Prior to reading/listening to management’s commentary on the quarter, interested parties are invited to watch a background business video by Tucows’ President and Chief Executive Officer, Elliot Noss, which was posted at 5:05 p.m. ET today, Thursday, February 10, on the Investors, videos, decks and reports page of the Investors section of the Company’s web site: https://www.tucows.com/investors/investor-videos/.

In lieu of a live question and answer period, for the subsequent eight days, until Friday, February 18, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest (audio recording and transcript) to the Company’s website at http://www.tucows.com/investors/financials/ on Thursday, March 3, at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access, provisioning, billing and subscription, developer tools, and more. OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, Wavelo, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.